THE CHILDREN'S
PLACE

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS APRIL SALES AND
INCREASES EARNINGS PER SHARE GUIDANCE
~ Total Sales Increased 57%; Sales from The Children's Place Stores Increased 20% ~
~ April Comparable Store Sales Increased 8% on Top of Last Year's 7% Increase ~
~ Company Anticipates First Quarter Earnings Per Share of $0.33 - $0.34 ~

Secaucus, New Jersey – May 5, 2005 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced total consolidated sales of $107.7 million for the four-week period ended April 30, 2005, a 57% increase over sales of $68.7 million for the same period last year. April sales were comprised of $82.2 million in sales from The Children’s Place, a 20% increase over last year, and $25.5 million in sales from the Disney Store. Comparable store sales for The Children’s Place stores increased 8%, on top of a 7% increase in April 2004. Comparable store sales for The Children’s Place stores during the Easter selling season, comprised of March and April, increased 9%, on top of a 13% increase in the prior year period. During April, the Company opened one Children’s Place store.

Total consolidated sales for the first quarter ended April 30, 2005, increased 64% to $369.2 million compared to $225.8 million for the same period last year. First quarter sales were comprised of $280.6 million in sales from The Children’s Place, a 24% increase over last year, and $88.5 million in sales from the Company’s Disney Store business. Comparable store sales for The Children’s Place stores increased 13% for the thirteen weeks, on top of a 16% increase in the prior year period. During the quarter, the Company opened four Children’s Place stores and closed one. In addition, the Company opened one Disney Store during the first quarter, and closed one.

The Company stated that based on better than planned sales, it anticipates first quarter earnings per share of $0.33 to $0.34. In addition, the Company increased its fiscal 2005 earnings guidance from $2.10 to $2.20 per share to $2.15 to $2.25 per share. Earnings per share guidance for both the first quarter and fiscal year include the remaining $1.2 million, or $0.03 per share, non-cash charge related to acquired Disney Store inventory. Further, based on recent guidance from the SEC, the Company will adopt the expensing of stock beginning in fiscal 2006.

“We continue to be pleased with the consistency of our sales trend,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place Retail Stores, Inc. “April sales were above plan, and could have been even stronger had the weather been more seasonal in key markets. Further, we believe the Easter shift negatively impacted comparable store sales by approximately four percentage points in April. Fiscal 2005 is off to a good start, and The Children’s Place brand continues to take hold, as demonstrated by the positive response to our summer offering. At Disney Store, guests continue to respond favorably to our items now being offered at everyday value. We are pleased with the progress we are making on several strategic fronts, including our merchandise, sourcing and in-store visual initiatives.”

In conjunction with The Children’s Place April sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, May 12, 2005. To access the call, please visit the Company’s website, www.childrensplace.com, or dial (402) 220-1182.

-more-

The Children’s Place plans to report full first quarter results on Thursday, May 19, 2005, before the market opens. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, May 26, 2005.

The Children’s Place Retail Stores, Inc., is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of April 30, 2005, the Company owned and operated 753 The Children’s Place stores and 306 Disney Stores in North America and its online store, www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children's Place
                      Heather Anthony, Senior Director, Investor Relations, (201) 558-2865

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